                                                                    EXHIBIT 4.2


                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 24th day of February, 1999 by and between IXSYS, INC, a Delaware corporation (the "Company"), and MedImmune, Inc. ("Purchaser").

                              W I T N E S S E T H:

        WHEREAS, the Company and Purchaser have entered into a License Agreement dated as of even date herewith (the "License Agreement") pursuant to which the Company has granted the Purchaser a license to certain technology; and

        WHEREAS, pursuant to Section 6.13 of the License Agreement, the Purchaser has agreed to purchase the Common Stock described in this Agreement on the terms and conditions set forth herein:

        NOW, THEREFORE, the parties hereby agree as follows:

        1. Purchase and Sale of Stock.

        1.1 Sale and Issuance of Common Stock. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and the Company agrees to sell and issue to Purchaser 907,143 shares of the Company's Common Stock at the Closing for a purchase price (the "Purchase Price") of $7.00 per share.

        1.2 Closing. The purchase and sale of the Common Stock shall take place at the offices of the Company at 3520 Dunhill Street, San Diego, California, at 10:00 A.M. on February 24, 1999 (the "Closing"). At the Closing the Company shall deliver to Purchaser a certificate representing the Common Stock which Purchaser is purchasing against delivery to the Company by Purchaser of a bank wire in the amount of $6,350,001.00 payable to the Company's order.

        2. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that:

        2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except where the failure to be so qualified would not have a material adverse effect on its business.

        2.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Common Stock being sold hereunder, to the extent that the foregoing requires performance on or prior to the Closing, has been taken or will be taken on or prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

        2.3 Valid Issuance of Common Stock. The Common Stock which is being purchased by Purchaser hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable.

        2.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for any post-sale filings pursuant to applicable state securities laws, which filings will be effected within the applicable time periods.

        2.5 No Conflicts. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will result in the breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its properties, (ii) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject or (iii) the certificate of incorporation or by-laws or other organizational documents of the Company, which breach or violation would be materially adverse to the Company.

        2.6 Capitalization. At the Closing, the authorized capital stock of the Company will be (i) 22,450,000 shares of Common Stock and (ii) 11,810,666 shares of Preferred Stock. Immediately prior to the Closing, 1,660,978 shares of common stock and 11,640,124 shares of preferred stock (convertible as of the Closing into 11,640,124 shares of Common Stock) were issued and outstanding.

        3. Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents, warrants and covenants that:

        3.1 Authorization. This Agreement constitutes its valid and legally binding obligation.

        3.2 No Conflicts. Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will result





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

in the breach or violation of any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over Purchaser or any of its properties, (ii) any agreement or instrument to which Purchaser is a party or by which Purchaser is a party or by which Purchaser is bound or to which any of the properties of Purchaser is subject or (iii) the certificate of incorporation or by-laws or other organizational documents of Purchaser, which breach or violation would be materially adverse to Purchaser.

        3.3 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser's representation to the Company, which by Purchaser's execution of this Agreement Purchaser hereby confirms, that the Common Stock will be acquired for investment for Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock. Purchaser represents that it has full power and authority to enter into this Agreement.

        3.4 Investment Experience. Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock.

        3.5 Restricted Common Stock. Purchaser understands that the shares of Common Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection Purchaser represents that it is familiar with Securities and Exchange Commission (the "SEC") Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        3.6 Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D of the SEC under the Securities Act.

        3.7 Confidentiality. Purchaser hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without the prior written consent of the Company, any information identified as confidential that is furnished to it by the Company in connection with this Agreement (as opposed to information furnished pursuant to the License

Agreement or other agreements between the parties). This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by Purchaser, (b) lawfully disclosed to Purchaser by a third party who possessed such information without any obligation of confidentiality, (c) known previously by Purchaser or lawfully developed by Purchaser independent of any disclosure by the Company or (d) required to be disclosed by applicable law, regulation or bona fide legal process provided Purchaser takes reasonable steps to restrict and maintain the confidentiality of such disclosure and provides reasonable prior notice to the Company. Purchaser further covenants that Purchaser shall return to the Company all tangible materials containing such information upon request by the Company. This confidentiality covenant shall expire, as to any particular disclosure, five years after such disclosure.

        3.8 Right of First Offer in Favor of the Company. Before any shares of the Common Stock purchased hereunder may be sold or transferred, such shares shall first be offered to the Company as follows:

               (a) Purchaser shall promptly deliver a notice to the Company stating (i) its bona fide intention to sell or transfer such shares, (ii) the number of such shares to be sold or transferred, and the basic terms and conditions of such sale or transfer, (iii) the price for which it proposes to sell or transfer such shares, and (iv) proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The notice shall be signed by Purchaser and state that Purchaser has a binding commitment to sell the number of shares specified in such notice to a third party on the terms stated in such notice.

               (b) Within 30 days after the receipt of the notice (the "Notice Period"), the Company may elect to purchase all or a portion of the shares to which such notice refers, at the price per share specified in the notice. The election to purchase shall be made by written notice to Purchaser. If the Company elects not to purchase all such shares, the Company may assign its rights to purchase any shares not purchased by the Company.

               (c) If all of the shares to which the notice refers are not elected to be purchased, as provided in subparagraph 3.8(b) hereof, Purchaser may sell the shares to the purchaser or transferee disclosed to the Company as provided below at a price not less than the price specified in the notice, provided that (i) Purchaser has disclosed to the Company the identity of the proposed purchaser or transferee within five (5) business days of expiration of the Notice Period and prior to consummation of the sale or transfer, (ii) such sale or transfer is consummated within three months of the date of said notice to the Company, and (iii) any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which Purchaser is bound. The third-party purchaser shall acquire the shares of stock subject to the Company's rights of first offer and shall require compliance with the procedures described in this Section 3.8.

               (d) Any proposed transfer on terms and conditions different from those set forth in the notice, as well as any subsequent proposed transfer shall again be subject to the Company's rights of first offer and shall require compliance with the procedures described in this Section 3.8.

               (e) Notwithstanding anything to the contrary contained in this Agreement, this Section 3.8 shall be terminated and shall have no further force and effect six (6) months after the effective date of the Company's registration of its common equity securities pursuant to Section 12 of the Securities Exchange Act of 1934 (the "34 Act Registration").

        3.9 Further Limitations on Disposition. Without in any way limiting the representations set forth above and notwithstanding the provisions of Section 3.8, Purchaser further agrees that:

               (a) Purchaser shall not directly or indirectly sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of all or any portion of the Common Stock purchased hereunder, in violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules of the Commission promulgated thereunder, including Rule 144 under the Securities Act. If reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company and its counsel, that any permitted transfer or disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, as currently in existence, except in unusual circumstances.

               (b) During the period commencing as of the Closing until three months following the conclusion of the last research and development program conducted pursuant to the Research and Assignment and License Agreements entered into between Purchaser and the Company simultaneously herewith or which may later be entered into pursuant to the Selection Agreement entered into between Purchaser and the Company simultaneously herewith the number of shares of Common Stock of the Company purchased hereunder which Purchaser may, directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of during the preceding one hundred eighty
(180) days shall not exceed six percent (6%) of the Company's outstanding Common Stock or Common Stock into which outstanding Preferred Stock of the Company is then convertible.

               (c) During the period commencing as of the effective date of the Company's 34 Act Registration until two hundred seventy (270) days thereafter Purchaser shall not, directly or indirectly sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of (i) any of the Common Stock purchased hereunder pursuant to this Agreement at any time during the first one hundred eighty (180) day(s) of such period and (ii) not more than ninety (90) day(s) of the Common Stock purchased hereunder at any time during the succeeding fifty percent (50%) of such period.

               (d) Prior to Purchaser entering into any agreement or commitment to sell, grant options to purchase or otherwise transfer or dispose of any shares of Common Stock purchased hereunder, Purchaser agrees to provide the Board of Directors or President of the Company at least fourteen (14) days prior written notice of Purchaser's intent to transfer or dispose of such shares and to discuss with the Company in good faith a plan for transferring or disposing of the shares in any orderly fashion.

               (e) Without limiting the foregoing, prior to the effective date of the Company's 34 Act Registration, Purchaser shall not, without the prior written consent of the Company, directly or indirectly sell, offer to sell, grant an option to purchase or otherwise transfer or dispose of any of the Common Stock to any person engaged in any business directly competitive with the Company. For purposes of this subsection 3.9(d) "directly competitive" shall mean the field of protein engineering, or such other technology field in which at least twenty-five percent (25%) of the Company's work force (on a full time equivalent basis) is engaged at the time of the proposed transfer.

        3.10 Standstill Provisions. Commencing as of the Closing and until the first anniversary of the effective date of the Company's 34 Act Registration, Purchaser (including all affiliates or agents of Purchaser) shall not acquire beneficial ownership of any shares of common stock of the Company, any securities convertible into or exchangeable for common stock, or any other right to acquire common stock, except by way of stock dividends or other distributions to Purchaser as a holder of the Common Stock generally, from the Company or any other person or entity, without the prior written consent of the Company, which consent may be withheld in the Company's sole discretion, if such acquisition should cause Purchaser (including all affiliates of Purchaser) to beneficially own more than ten percent (10%) of the Company's outstanding voting stock (assuming the full conversion of all convertible securities of the Company held by Purchaser and its affiliates); provided, however, that in no event shall (i) the original purchase of the Common Stock pursuant to this Agreement, (ii) the purchase of additional shares of Common Stock in lieu of milestone payments payable pursuant to the License Agreement or (iii) any reduction in the outstanding shares of the Company's capital stock (or rights or options), cause a violation of this Section 3.10. In order to facilitate Purchaser's compliance with this Section 3.10, upon the written request of Purchaser the Company shall inform Purchaser of the number of outstanding shares of the Company's voting stock, and Purchaser may rely on such information in any purchase it makes within 30 days of the receipt of such information.

        3.11 Voting Agreement. Purchaser agrees that it shall, so long as it holds shares of the Company's Common Stock, vote such shares with respect to any proposed sale of all or substantially all of the assets, merger, combination or reorganization of the Company in the same manner as stockholders holding a majority of the voting securities of the Company and who are not themselves a party to any such sale, merger, combination or reorganization. This Section 3.11 shall terminate and shall have no further force and effect twelve (12) months after the effective date of the Company's 34 Act Registration.

        3.12 Legends. It is understood that the certificates evidencing the Common Stock may bear one or all of the following legends:

               (a) "The securities represented by this certificate have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               (b) "The securities represented by this certificate are subject to certain rights of first offer and repurchase and certain restrictions on resale set forth in the Stock Purchase Agreement dated February 24, 1999 between the Company and MedImmune, Inc. A copy of such restrictions and rights of first offer and repurchase may be obtained from the Company upon request."

               (c) Any legend required by the laws of the State of California or other jurisdiction.

        3.13 Stop-Transfer Instructions. In order to enforce the provisions of Sections 3.8 and 3.9 hereof, the Company may impose stop-transfer instructions with respect to the shares of the Common Stock held by Purchaser (and the shares or securities of every other person subject to the foregoing restrictions).

        3.14 Transfers to Affiliates. Notwithstanding the provisions of Sections
3.8 and 3.9(b) and (c) hereof, Purchaser may transfer the Common Stock to any affiliate of Purchaser who agrees to be bound by the terms of this Agreement. For purposes of this Section 3.14, "affiliate" shall mean any entity which controls or is controlled by Purchaser, and "control" shall mean ownership of at least fifty percent (50%) of the voting stock or other ownership interest.

        4. California Commissioner of Corporations.

        4. 1 Corporate Securities Law. THE SALE OF THE COMMON STOCK WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH COMMON STOCK OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF COMMON STOCK IS EXEMPT FROM QUALIFICATIONS BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        5. Covenants.

        5.1 Delivery of Financial Statements. The Company shall deliver to Purchaser such financial statements of the Company which the Company from time to time distributes to other holders of the Company's Common Stock, concurrently with such distribution.

        5.2 Registration Rights. Purchaser shall have such registration rights with respect to the Common Stock as are set forth on EXHIBIT A attached hereto; provided, however, that Purchaser shall agree to be bound by the provisions of such EXHIBIT A as a condition precedent to the enjoyment of any such rights and, at the written request of the Company in connection with any request by Purchaser to exercise such rights, Purchaser shall execute a specific acknowledgment and agreement to be so bound (or else Purchaser shall be deemed to have forfeited such rights).

        6. Miscellaneous

        6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        6.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles).

        6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        6.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of receipt, or upon deposit with the United States Postal Service, by registered or certified mail, or next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days, advance written notice to the other parties to this Agreement.

        6.6 Finder's Fee. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Purchaser agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its officers, partners, employees or representatives is responsible.

        The Company agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or is responsible.

        6.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock purchased under this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of Common Stock purchased under this Agreement at the time outstanding, each future holder of such Common Stock, and the Company.

        6.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        6.9 Entire Agreement. This Agreement and the Related Agreements embody the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the parties with respect to such subject matter. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        IXSYS, INC.

                                        By        /s/ JANINE TAYLOR
                                           -------------------------------------
                                                     Janine Taylor
                                                       President

                             Address:  3520 Dunhill Street
                                       San Diego, CA 92121

                                        MEDIMMUNE, INC.

                                        By /s/ [Signature Illegible]
                                           -------------------------------------
                             Address:   35 West Watkins Mill Road
                                        Gaithersburg, MD 20878

                                    EXHIBIT A

                               REGISTRATION RIGHTS

        Subject to each Holder (as defined below) acknowledging and agreeing to be bound by the terms of this Exhibit A such Holder shall have the rights set forth herein with respect to such Holder's Registrable Securities (as defined below).

        1.     Definitions.  For purposes of this Exhibit A:

               1.1 The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

               1.2 The term "REGISTRABLE SECURITIES" means (a) the shares of the Common Stock issued pursuant to the Stock Purchase Agreement dated February 24 1999 between the Company and MedImmune, Inc. ("MedImmune"), (b) any shares of Common Stock purchased by MedImmune pursuant to Section 6.12(d) of the License Agreement, effective as of February 24, 1999, between the Company and MedImmune and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's registration rights are not assigned;

               1.3 The term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 10 below; and

               1.4 The term "PREFERRED REGISTRABLE SECURITIES" means (a) the Common Stock issued upon the conversion of the Company's currently outstanding Convertible Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Preferred Stock or Common Stock.

               1.5 The term "Combined Registrable Securities" means the Registrable Securities and the Preferred Registrable Securities in the aggregate.

        2.     Request for Registration.

               2.1 If the Company shall receive at any time after one year after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Holders of at least twenty-five percent (25%) of the Registrable Securities and holders of at least 25% of the Preferred Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 20% of the Combined Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000), then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2.2 and Section 8, file as soon as practicable, and in any event within 60 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company. To facilitate a Holder's exercise of the rights granted under this
Section 2, upon request the Company shall furnish to such Holder the names and addresses (if in the Company's possession) of the holders of the Preferred Registrable Securities.

               2.2 If the holders of the Combined Registrable Securities initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in subsection 2.1. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 4.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and consented to by the Company (which consent shall not be unreasonably withheld). Notwithstanding any other provision of this Section 2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto of the number of shares of Registrable Securities, if any, that may be included in the underwriting after giving effect to the superior rights of the holders of Preferred Registrable Securities as set forth in Section 8, which shares shall be allocated among all Holders thereof, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder.

               2.3 The Company is obligated to effect only one such registration pursuant to this Section 2 on behalf of the Holders; provided, however, that the Company shall not be obligated to effect a registration pursuant to this Section 2 if within the 12 months immediately preceding a request hereunder the Company has effected a demand registration on behalf of holders of Preferred Registrable Securities pursuant to registration rights granted to such holders.

               2.4 Notwithstanding the foregoing, if the Company shall furnish to Initiating Holders requesting a registration statement pursuant to this
Section 2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

        3. Company Registration. If at any time (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or an SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company to the address for each such Holder as reflected in the records of the Company, the Company shall, subject to the provisions of Sections 7 and 8 below, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. In the event a Holder determines not to include any or all of the Registrable Securities held by such Holder in any such registration, such Holder shall continue to have the right to include such Registrable Securities in any subsequent registration, pursuant to the terms of this Section 3.

        4. Obligations of the Company. Whenever required under this Exhibit A to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               4.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

               4.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the-Securities Act with respect to the disposition of all securities covered by such registration statement.

               4.3 Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               4.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               4.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Any Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               4.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               4.7 Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Exhibit A on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Exhibit A if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the

Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

        5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Exhibit A that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

        6.     Expenses of Registration.

               6.1 All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the Initiating Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Combined Registrable Securities to be registered (in which case all participating Holders shall bear their pro rata share of such expenses), unless the holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2; provided, however, that if at the time of such withdrawal, the Initiating Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.

               6.2 The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to Section 3 above for each Holder (which right may be assigned as provided in Section 12 below), including (without limitation) all registration, filing and qualification fees, printers, and accounting fees relating or apportionable thereto but excluding underwriting discounts and commission relating to Registrable Securities. The Holders may select their own counsel but any fees and disbursements of such counsel shall be paid for by the Holders, and the Company shall have no obligation for such fees and disbursements.

        7.     Underwritings and Cut-Backs.

               (a) In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under
Section 3 above to include any of the Holders, securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. Notwithstanding the foregoing, the Holders may at any time upon notice to the Company withdraw from registration any Registrable Securities previously requested to be included in such registration, subject to any custody arrangements that may have been subsequently agreed to.

               (b) If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering pursuant to Section 3 exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities requested and entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders).
Notwithstanding the foregoing, the rights of the Holders of Registrable Securities hereunder shall be subject to the prior right of the selling holders of Preferred Registrable Securities to have registered at least 20% of the total amount of securities included in such offering (to the exclusion of the Registrable Securities). For purposes of the above parenthetical phrase concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of such persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals deemed hereby to be such "selling stockholder.

        8. Superior Rights. Any and all rights of Holders and/or rights relating to Registrable Securities pursuant to Section 2 shall be subject to, and qualified in their entirety by, the registration rights of the holders of Preferred Registrable Securities including, without limitation, the rights of such holders of Preferred Registrable Securities to have Preferred Registrable Securities included in a registration requested by holders of Preferred Registrable Securities (or holders of Registrable Securities and Preferred Registrable Securities) to the exclusion of Holders and/or Registrable Securities (i.e., because inclusion would reduce the number of Preferred Registrable Securities otherwise included).

        9. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of the PROVISIONS of this Exhibit A.

        10. Indemnification. In the event any Registrable Securities are included in a registration statement under this Exhibit A:

               10.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and, within 30 days after the Company receives a written request containing a description in reasonable detail of the expenses incurred, the Company will advance to each Holder, officer, director, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether prior to or after final disposition of any claim or action (unless there has been a final determination that such Holder, officer, director, underwriter or controlling person is not entitled to be indemnified for such expenses); provided, however, that at the time of such advance, such Holder, officer, director, underwriter or controlling person shall agree to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified pursuant to the terms of this Agreement; provided, further, that the indemnity agreement contained in this
Section 10.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

               10.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further that in no event shall any indemnity under this Section 10.2 exceed the net proceeds from the offering received by such Holder.

               10.3 Promptly after receipt by an indemnified party under this
Section 10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement, of any such action, if prejudicial to its ability to defend such Action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10 to the extent such delay is prejudicial, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.

               10.4 The obligations of the Company and Holders under this
Section 10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Exhibit A, termination of the registration rights granted under this Exhibit A, and otherwise.

               10.5 If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

        11. Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to (i) at all times after the Company first becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, comply with the current public information requirements of Rule 144(c)(1) under the Securities Act; and (ii) at all such times as Rule 144 is available for use by a Holder, furnish any Purchaser upon request with-all information within the possession of the Company required for the preparation and filing of Form 144;

        12. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Exhibit A may be assigned by
(a) a Holder to a transferee or assignee of an amount of such securities representing not less than twenty-five percent of the aggregate number of shares of Registrable Securities or (b) any Holder who transfers all of such Holder's shares; provided, that in each case the Company is, within a reasonable time after such transfer, furnished with (x) written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (y) an undertaking by the assignee to be bound by the provisions of this Exhibit A; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

        13. Amendment of Registration Rights. Any provision of this Exhibit A may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 13 shall be binding upon all Holders and all Registrable Securities.

        14. Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, a Holder shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the period of duration specified by the Company and the underwriter following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

               (a) Such agreement shall not exceed 180 days for the first registration statement of the Company, which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

               (b) Such agreement shall not exceed ninety (90) days for any subsequent registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

               (c) Senior Management of the Company shall have agreed to transfer restrictions no less restrictive than those requested by the Company and the underwriter.

        15. Termination of Registration Rights. The Company's rights and obligations pursuant to this Exhibit A shall terminate as to any Holder and any Registrable Securities on the earlier of (a) when the Holder can sell all of such Holder's shares pursuant to Rule 144 under the Securities Act during any 95-day period or (b) the third anniversary of the closing of the first Company initiated registered public offering.